UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                                                                 SEC File Number
                                                                          018958

(Check one):       [  ] Form 10-K        [  ] Form 20-F         [  ] Form 11-K
                   [x] Form 10-Q         [  ] Form N-SAR
                   [  ] Form N-CSR

For Period Ended: December 31, 2004
[  ] Transition Report on Form 10-K
[  ] Transition Report on Form 20-F
[  ] Transition Report on Form 11-K
[  ] Transition Report on Form 10-Q
[  ] Transition Report on Form N-SAR
For the Transition Period Ended:______________________________

  Read Instructions (on back page) Before Preparing Form. Please Print or Type.

              Nothing in this form shall be construed to imply that
                   the Commission has verified any information
                                contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_______________________________


PART I - REGISTRANT INFORMATION

Groen Brothers, Aviation, Inc.
------------------------------
Full Name of Registrant

Not Applicable
--------------
Former Name if Applicable

2640 West California Avenue, Suite A
------------------------------------
Address of Principal Executive Office (Street and Number)

Salt Lake City, Utah 84104
--------------------------
City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report or semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or transition report or portion thereof, could not be filed within the prescribed time period.

The information necessary for completing the filing is not available at this time.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            David Groen           (801)                 973-0177
            -----------           -----                 --------
             (Name)              (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If so attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------

                          Groen Brothers Aviation, Inc.
                          -----------------------------
                  (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:       February 14, 2005           By:  /s/ David Groen
            -----------------           --------------------
                                        David Groen, President and Chief
                                        Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



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